U.S. Securities and Exchange Commission
                                  Washington, D.C.

                                        FORM 4

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act or 1935 or Section 30(f) of the Investment Company Act of 1940.

________________________________________________________________________________
1.  Name and Address of Reporting Person

    OTR - Nominee Name for The State Teachers Retirement Board of Ohio
    275 East Broad Street
    Columbus, Ohio  43215
________________________________________________________________________________

2.  Issuer Name and Ticker or Trading Symbol

    ARGENTINA FD INC (AF.N)
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3.  IRS or Social Security Number of Reporting Person

    31-1312155
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4.  Statement for Month/Year

    01/31/2000
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5.  If Amendment, Date of Original (Month/Year)

    N/A
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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( ) Director   (X) 10% Owner     ( ) Officer (give title below)
     ( ) Other
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
_______________________________________________________________________________
TABLE 1  - Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned
_________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________
|1 Title of Security   |2 Trans-  |3 Trans- |4 Securities Acquired     |5 Amount of    |6 Ownership |7 Nature of
|  (Instruction 3)     | action   | action  | (A) or Disposed of (D)   | Securities    | Form:      | Beneficial
|                      | Date     | Code    |                          | Beneficially  | Direct (D) | Ownership
|                      | (Month/  |(Instr 8)|--------------------------| Owned at End  | or         |
|                      | Day/     |         |  Amount   |(A)| Price    | of Issuer's   |Indirect(I) |
|                      | Year)    |         |           |(D)|          | Fiscal Year   |            |
|----------------------|----------|---------|-----------|---|----------|---------------|------------|------------
ARGENTINA FUND INC     | 01/21/00 |         |    25,000 | D |   12.2375|      1,112,000|  D         | 10%
                       | 01/28/00 |         |   225,700 | D |   12.0074|               |  D         | 10%
_________________________________________________________________________________________________________________

**7.  Nature of Direct Beneficial Ownership
The securities above were acquired in the ordinary course of business and were not acquired for the purpose or, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:     01/31/2000

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio  43215
STEPHEN A. MITCHELL
/s/Stephen A. Mitchell
 ...........................................
Stephen A. Mitchell
Deputy Executive Director, Investments
614-227-4003